EXHIBIT 99.1

United-Guardian Reports Increased First Quarter Sales & Earnings

HAUPPAUGE, N.Y., May 10, 2024 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today the financial results for the first quarter of 2024. First quarter sales increased from $2,570,324 in 2023 to $3,254,944 in 2024, with net income increasing from $756,081 ($0.16 per share) to $925,442 ($0.20 per share).

Donna Vigilante, President of United-Guardian, stated, “We are pleased to announce that sales increased by 27% for the first quarter of 2024 compared with the same period in 2023. Cosmetic ingredients saw the greatest increase with sales up 146%. The increase was primarily attributable to an increase in purchases from our largest cosmetic distributor, ASI. We did, however, experience a decrease in our pharmaceutical sales of 30%. While we saw a slight increase in Clorpactin® WCS90 sales it was offset by a larger decrease in Renacidin® sales which occurred as a result of a temporary shutdown at our contract manufacturer’s facility late last year. We were forced to allocate our existing stock of Renacidin to maintain sufficient supply levels to fill customer orders. We are happy to announce that production of Renacidin has resumed, and we started fulfilling orders in their entirety at the end of March.”

United-Guardian is a manufacturer of cosmetic ingredients, pharmaceuticals, medical lubricants, and sexual wellness ingredients.

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Financial Results for the Three Months Ended March 31, 2024 and 2023

STATEMENTS OF INCOME (UNAUDITED)
	THREE MONTHS ENDED MARCH 31,

	2024	2023

Net sales	$3,254,944	$2,570,324

Costs and expenses:
Cost of sales	1,556,490	1,093,595
Operating expenses	568,865	517,946
Research and development	102,982	126,959
Total costs and expenses	2,228,337	1,738,500
Income from operations	1,026,607	831,824

Other income:
Investment income	98,073	47,632
Net gain on marketable securities	41,496	72,701
Total other income	139,569	120,333
Income before provision for income taxes	1,166,176	952,157

Provision for income taxes	240,734	196,076

Net income	$925,442	$756,081

Earnings per common share
(basic and diluted)	$0.20	$0.16

Weighted average shares – basic and diluted	4,594,319	4,594,319